Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Trans World Entertainment Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-14572, 33-40399, 33-51094, 33-51516, 33-59319, 333-75231, 333-81685, 333-101532, and 333-128210) on Form S-8 pertaining to the Trans World Music Corp. 1986 Incentive and Non-Qualified Stock Option Plan, the Trans World Music Corp. 1990 Stock Option Plan for Non-Employee Directors, the Trans World Entertainment Corp. 1994 Stock Option Plan, the Camelot Music Holdings, Inc. 1998 Stock Option Plan, the Camelot Music Holdings, Inc. Outside Directors Stock Option Plan, the Trans World Entertainment Corp. 1998 Stock Option Plan, the Trans World Entertainment Corp. 1999 Stock Option Plan, the Trans World Entertainment Corporation 2002 Stock Option Plan, and the Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan of our reports dated April 13, 2006, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of January 28, 2006, and January 29, 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended January 28, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006 and the effectiveness of internal control over financial reporting as of January 28, 2006 which reports appear in the Annual Report on Form 10-K of Trans World Entertainment Corporation and subsidiaries for the fiscal year ended January 28, 2006.

Our report dated April 13, 2006, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of January 28, 2006, and January 29, 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended January 28, 2006, contains an explanatory paragraph that states that the Company changed its method of accounting for conditional asset retirement obligations associated with operating leases effective January 28, 2006.

Albany, New York

April 13, 2006